Deutsche Bank

Registration Statement No. 333-206013
Pricing Supplement No. 2679D; Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 25, 2016.

Deutsche Bank AG
Fixed Rate InterNotes®

Issue Price	Interest Rate	Interest Payment Frequency	1st Interest Payment Date	1st Interest Payment Amount
100.00%	2.00% (per annum)	Semi-Annual	November 15, 2016	$10.56 (rounded to the nearest cent)

Aggregate Principal Amount: $

Interest Type: Fixed

Redemption at Issuer's Option: N/A

InterNotes® (the "notes") issued by Deutsche Bank AG, London Branch (the "Issuer") are senior unsecured obligations of Deutsche Bank AG.

Investing in the notes involves a number of risks. See "Risk Factors" beginning on page 5 of the accompanying product supplement.

Placement Agent: Incapital LLC

Agents: Deutsche Bank Securities Inc. and Incapital LLC

Offering Dates:	April 25, 2016
Trade Date:	May 2, 2016
Issue Date:	May 5, 2016
Redemption Date(s):	N/A
Maturity Date:	August 15, 2018
Minimum Denominations:	$1,000
Principal Amount:	$1,000
CUSIP/ISIN:	2515A1NQ0 / US2515A1NQ04
Listing:	The notes will not be listed on any securities exchange.

	Price to Public	Discounts and Commissions(1)	Proceeds to Issuer
Per Note..........	100.00%	0.55%	99.45%
Total................	$	$	$

(1) For more detailed information about discounts and commissions, please see "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement.

Deutsche Bank Securities Inc., an Agent for this offering, is our affiliate. For more information, see "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement.

DTC Book Entry Only

InterNotes® is a registered servicemark of Incapital Holdings LLC

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined in the accompanying product supplement) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a resolution or German insolvency proceeding with respect to the Issuer, unsecured unsubordinated obligations of the Issuer that fall outside the statutory definition of "debt instruments," including some of the other senior debt securities issued under the prospectus, would be satisfied first by operation of law before the notes. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see the accompanying product supplement, prospectus addendum and prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus addendum or prospectus. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Product supplement D dated April 1, 2016: http://www.sec.gov/Archives/edgar/data/1159508/000095010316012303/crt_dp64671.pdf

Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

Prospectus addendum dated January 1, 2016: http://www.sec.gov/Archives/edgar/data/1159508/000095010316009887/crt-dp62226_424b3.pdf

Prospectus dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

May   , 2016